Exhibit 99.1

Xylem

1133 Westchester Ave., White Plains, NY 10604

Tel +1.914.323.5700 Fax +1.914.696.2960

NEWS RELEASE

Contact:	Jennifer Jacob
Jennifer.Jacob@xyleminc.com
+1-914-323-5745

Jerome A. Peribere and James P. Rogers elected to Xylem Inc.’s board of directors

WHITE PLAINS, N.Y., May 10, 2013 — Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, today announced the election of Jerome A. Peribere, president and chief executive officer of Sealed Air Corporation (NYSE: SEE), and James P. Rogers, chairman and chief executive officer of Eastman Chemical Company (NYSE: EMN), to Xylem’s board of directors. Both appointments are effective immediately.

“On behalf of the entire Xylem organization, it is an honor to welcome these two accomplished leaders to our board,” said Markos Tambakeras, chairman of Xylem Inc. “Their years of global corporate experience and individual accomplishments will bring great value to Xylem.”

“Messrs. Peribere and Rogers bring strong global finance and operational backgrounds to our business. Their understanding of the importance of advancing innovation and technology and their focus on talent development will help us to drive our growth strategy,” said Gretchen McClain, president and chief executive officer of Xylem Inc. “We look forward to the insights these new directors will bring to our organization as we work to exceed our customers’ expectations.”

Peribere, 58, joined Sealed Air in September 2012 as president and chief operating officer and was appointed to his current post in March 2013. Earlier in his career, he spent 35 years at The Dow Chemical Company in a variety of leadership positions, most recently as president and chief executive officer of Dow Advanced Materials. Peribere graduated from L’Institut D’Études Politiques in Paris, France where he majored in business economies and finance. He serves on the boards of directors of BMO Financial Corporation and the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania.

Rogers, 62, was appointed to his current position in January 2011. Prior to assuming this post, he served as president and chief executive officer of Eastman Chemical, and previously held assignments as president and head of the chemicals & fibers business group and executive vice president and president of Eastman Division. He joined Eastman Chemical in August 1999 as senior vice president and chief financial officer. Rogers also held several financial leadership positions at Morgan Guaranty Trust Company, Amphenol Corporation, and GAF Corporation/International Specialty Products, Inc. He graduated from the University of Virginia with a Bachelor of Arts degree in psychology and received an MBA from the Wharton School of the University of Pennsylvania. He is a former lieutenant in the United States Navy and serves on the board of directors for Lord Corporation, a private technology company.

About Xylem

Xylem (XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Xylem is headquartered in White Plains, N.Y., with 2012 revenues of $3.8 billion and approximately 12,700 employees worldwide. In 2012, Xylem was named to the Dow Jones Sustainability World Index for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xyleminc.com.